THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL TO THE TRANSFEROR, REASONABLY SATISFACTORY TO THE MAKERS AS TO FORM, SUBSTANCE AND OPINING COUNSEL TO THE EFFECT THAT SUCH TRANSFER IS PURSUANT TO AND IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

SUBORDINATED
UNSECURED PROMISSORY NOTE

Initial Principal Amount: $25,941,051
Date: December 23, 2010

For value received, by execution and delivery of this Subordinated Unsecured Promissory Note (as amended, restated, supplemented or otherwise modified from time to time, this “Note”), Ambrent Investments S.à r.l., a company organized under the laws of Luxembourg (the “Borrower”), hereby promises to pay to Ryuji Ueno Revocable Trust Under Trust Agreement dated December 20, 2002, (the “Lender”), the principal sum of Twenty-Five Million, Nine Hundred Forty-One Thousand, Fifty-One ($25,941,051) Dollars ($) plus the aggregate principal amount of all PIK Interest (as defined below), together with interest accruing thereon from the date hereof (or the date of incurrence of such PIK Interest) at the Interest Rate (as defined below) applicable from time to time as set forth herein, as provided hereunder upon the following terms and conditions:

1.           Background.  This Note is being issued by the Borrower to the Lender pursuant to the Stock Purchase Agreement, dated as of December 23, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Stock Purchase Agreement”), by and among the Lender and Sachiko Kuno Revocable Trust Under Trust Agreement dated December 20, 2002 (collectively with the Lender, the “Shareholders”), Dr. Ryuji Ueno, an individual (“Ueno”), and Dr. Sachiko Kuno, an individual (“Kuno” and collectively with Ueno, the “Principals” and together with the Shareholders, each a “Seller” and collectively, the “Sellers”), Sucampo Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and the Borrower, pursuant to which the Borrower purchased from the Shareholders all of the issued and outstanding shares (collectively, the “Shares”) of the capital stock of Sucampo AG, a company organized under the laws of Switzerland, to evidence the obligation of the Borrower to pay to the Lender a portion of the Purchase Price being paid by the Borrower to the Lender for the Shares under the Stock Purchase Agreement.  Any capitalized terms used but not defined in this Note have the respective meanings set forth in the Stock Purchase Agreement.

2.           Payments of Principal and Interest.

(a)           (i)           Except as set forth in Subsection 2(b) or Section 3 below, during the period commencing on the date hereof and ending on December 1, 2017 (the “Maturity Date”), Borrower shall pay to the Lender, installments of principal, together with accrued and unpaid interest at the Interest Rate thereon under this Note with respect to each such annual or semi-annual period, as applicable, as set forth on the payment schedule attached hereto as Schedule A (as the same shall be amended to reflect periodic changes in the Interest Rate); provided, however, notwithstanding the foregoing, all accrued and unpaid interest for the period commencing on the date hereof and ending on December 1, 2012 (“PIK Interest”) shall not be paid in cash and shall instead be added to the principal balance of this Note on December 1, 2011 and December 1, 2012, respectively, and shall, thereafter, constitute additional principal amounts for all purposes hereunder.

(ii)           The original principal balance, together with any PIK Interest incurred and outstanding from time to time under this Note, shall bear interest at the Interest Rate, as in effect from time to time.

(iii)          “Interest Rate” shall mean the per annum rate of interest determined on the basis of the sum of: (1) the rate for deposits in United States Dollars at the time of determination for a period equal to the Interest Period (as defined below), commencing on the first day of the relevant Interest Period, appearing on any mutually acceptable publicly available service (including, publicly available websites) for displaying eurodollar rates as may be reasonably selected by the Borrower as of 8:00 a.m. (California time) (or as soon thereafter as practical), two (2) Business Days prior to such date (the “LIBOR Rate”), plus (2) a margin equal to 4.00%.  “Interest Period” means, a period of six (6) months, commencing on December 1 and June 1 of each year, provided that the first Interest Period shall commence on the effective date of this Note and end on May 31, 2011.  Upon each resetting of the Interest Rate in accordance with this provision, the interest payment amounts under this Note over the remaining period of this Note shall be recalculated in accordance with this Section 2(a)(iii) and the Borrower and the Lender shall prepare a revised version of the payment schedule attached hereto as Schedule A stating the outstanding principal, revised accrued interest and revised payment amounts under this Note, giving effect to such changes, which shall be attached to this Note and supersede and replace the Schedule A to this Note theretofore in effect.

(iv)          The outstanding principal balance of the Note, together with any accrued and unpaid interest thereon, shall be due and payable in full on the Maturity Date.

(v)           Each payment shall be made in cash by wire transfer of immediately available funds to the Lender’s account, as designated in writing by the Lender to the Borrower.

(b)           Notwithstanding anything to the contrary in Section 2(a), Borrower shall not be in default hereunder if it fails to make any payment(s) of principal or accrued and unpaid interest on this Note pursuant to the provisions of any Subordination Agreement (as defined below), and such unpaid interest shall accrue interest at the Interest Rate from the date each such payment was originally due and until actually paid, and the original amount(s) together with such accrued interest thereon shall be paid by the Borrower upon resumption of payments by the Borrower of interest and other amounts due under this Note in accordance with any such Subordination Agreement.  Upon any resumption of payments by the Borrower of interest and other amounts due under this Note in accordance with the Subordination Agreements, the interest payment amounts under this Note over the remaining period of this Note shall be recalculated in accordance with this Section 2(b) and the Borrower and the Lender shall prepare a revised version of the payment schedule attached hereto as Schedule A stating the outstanding principal, revised accrued interest and revised payment amounts under this Note, giving effect to such changes, which shall be attached to this Note and supersede and replace the Schedule A to this Note theretofore in effect.

3.           Set-Off under Stock Purchase Agreement.

(a)           Notwithstanding anything to the contrary in Section 2, if, while there is any outstanding principal, accrued and unpaid interest due under this Note, Borrower elects, pursuant to delivery of a Set-Off Notice pursuant to Section 8.7 of the Stock Purchase Agreement (a “Set-Off Election”), to set-off against any amounts owed under the Note, any amounts payable to the Purchaser Indemnified Parties for any Damages for which the Purchaser Indemnified Parties is entitled to indemnification pursuant to Article VIII of the Stock Purchase Agreement, the outstanding principal and accrued and unpaid interest owing to the Lender under this Note shall be reduced by 50% of such set-off amount stated in the Set-Off Notice (“Set-Off Amount”), with such Set-Off Amount allocated first, against accrued and unpaid interest under this Note (as adjusted by this provision) and second against outstanding principal under this Note, the Set-Off Amount so applied to the Note’s balance shall be deemed to have been paid and satisfied in full, and the Borrower and the Lender shall prepare a revised version of the payment schedule attached hereto as Schedule A stating the revised outstanding principal, revised accrued interest and revised payment amounts under this Note, giving effect to such set-off effective as of the issuance date of this Note (including further reduction of (x) accrued and unpaid interest outstanding hereunder (which shall be recalculated retroactively to the original issuance date of this Note taking into account the reduction of the original principal amount effected by the Set-Off Amount as if it had been made on such original issuance date) and (y) the outstanding principal amount under this Note by the amount of interest paid as of the Set-Off Date in excess of the amount that would have accrued had this Note been originally issued in such reduced principal amount (i.e., all overpayments of interest due to the reduction of the underlying principal balance shall be deemed to have been payments of principal and Schedule A shall be revised to take such deemed principal payments into account when recalculating the revised principal balance and accrued and unpaid interest), which shall be attached to this Note and supersede and replace the Schedule A to this Note theretofore in effect.

(b)           Notwithstanding the foregoing Section 3(a) or anything else to the contrary herein, if a dispute exists with respect to any Set-Off Election exists and is pending resolution under Section 8.7 of the Stock Purchase Agreement (a “Set-Off Dispute”), until such time as such Set-Off Dispute has been finally resolved in accordance with such dispute resolution provisions, (1) no revisions shall be made to Schedule A, and (2) any scheduled payments of principal due to the Lender hereunder shall reduced by the portion of the Set-Off Amount in dispute, which disputed portion of the Set-Off Amount (the “Disputed Amount”) shall instead be paid by the Borrower on the relevant payment date (the “Interim Payment Date”) into an escrow account maintained at an institution mutually acceptable to the Borrower and the Lender pursuant to an escrow agreement in form and substance mutually acceptable to the parties under which all interest or other earnings (if any) on the Disputed Amount shall be allocated and remitted to the parties in proportion to the portion of the escrowed principal allocated to the parties in accordance with the resolution of the Set-Off Dispute.  Upon the resolution of the related dispute pursuant to Section 8.7 of the Stock Purchase Agreement (the “Determination”), (i) any amount determined therein to be set-off under this Note shall thereafter constitute the Set-Off Amount with respect to the related Set-Off Election for all purposes hereunder, and (ii) the Disputed Amount (together with any interest or earnings thereon) shall be disbursed from escrow and paid to the Lender and/or the Borrower in accordance with the Determination. To the extent that the Determination directs the disbursement from escrow account of all or any portion the Disputed Amount to the Lender then, to the extent the interest or other earnings earned on such portion of the Disputed Amount disbursed to the Lender from the escrow account is less than the amount of interest that would have accrued thereon at the Interest Rate during the period commencing on the Interim Payment Date and terminating on (but not including) such disbursement date, the Borrower shall pay to the Lender an amount in cash equal to such accrued and unpaid interest to the Lender concurrently with such disbursement from the escrow account. Upon the Determination being made, the Borrower and the Lender shall prepare a revised version of the payment schedule attached hereto as Schedule A stating the outstanding principal, revised accrued interest and revised payment amounts under this Note, giving effect to such changes in the manner provided in Section 3(a), which shall be attached to this Note and supersede and replace the Schedule A to this Note theretofore in effect.

(c)           Notwithstanding anything to the contrary in Section 2, if, while there is any outstanding principal, accrued and unpaid interest due under this Note, if a Shortfall is determined to exist pursuant to Section 2.4 of the Stock Purchase Agreement, then, automatically, and without either party being required to issue any notice to the other or take any other action, the outstanding principal and accrued and unpaid interest owing to the Lender under this Note shall be reduced by 50% of the amount of such Shortfall (the “Shortfall Amount”), with such Shortfall Amount allocated first, against accrued and unpaid interest under this Note (as adjusted by this provision) and second against outstanding principal under this Note, the Shortfall Amount so applied to the Note’s balance shall be deemed to have been paid and satisfied in full, and the Borrower and the Lender shall prepare a revised version of the payment schedule attached hereto as Schedule A stating the revised outstanding principal, revised accrued interest and revised payment amounts under this Note, giving effect to such reduction effective as of the issuance date of this Note (including further reduction of (x) accrued and unpaid interest outstanding as of the Shortfall Effective Date (which shall be recalculated retroactively to the issuance date of this Note taking into account the reduction of the original principal amount effected by the Shortfall Amount) and (y) the outstanding principal amount under this Note by the amount of interest paid as of the Shortfall Date in excess of the amount that would have accrued had this Note been originally issued in such reduced principal amount (i.e., all overpayments of interest due to the reduction of the underlying principal balance shall be deemed to have been payments of principal and Schedule A shall be revised to take such deemed principal payments into account when recalculating the revised principal balance and accrued and unpaid interest), which shall be attached to this Note and supersede and replace the Schedule A to this Note theretofore in effect.

(d)           Except as expressly set forth in this Section 3, in no event shall the Borrower be entitled to set-off or otherwise credit towards amounts outstanding under this Note any amounts due to it by the Lender under the Stock Purchase Agreement or otherwise.

(e)           Notwithstanding anything to the contrary herein, Borrower shall not be in default hereunder if it fails to make any payment(s) of principal or accrued and unpaid interest on this Note on a scheduled payment date due to the operation of Section 3(b); provided that that the Borrower complies with such section.

4.           Subordination.

(a)           Anything in this Note or the Stock Purchase Agreement to the contrary notwithstanding, all amounts owing to the holder of this Note under this Note, including, without limitation, principal (including all PIK Interest) and interest (the “Subordinated Debt”), shall be subordinate and junior in right of payment to all Senior Debt to the extent set forth in this Section 4 and in any subordination agreement entered into at any time with the provider or holders of any Senior Debt.

(b)           Notwithstanding anything herein to the contrary, the Lenders agree, upon Borrower’s request, to enter into one or more subordination agreements with the providers of any Senior Debt, containing such customary terms and provisions as such providers of Senior Debt shall require (each, a “Subordination Agreement”).

(c)           “Senior Debt” shall mean and include all obligations (whether now outstanding or hereafter incurred) for the payment of which the Borrower or Parent is responsible or liable as obligor, guarantor or otherwise, however such obligations are structured, accrue or are designated (e.g., senior debt, subordinated debt, second-lien debt, mezzanine debt, or otherwise) (including any interest accruing subsequent to the commencement of any bankruptcy or other proceeding under any Insolvency Law (as defined below) whether or not the claims of holders of such payment obligations for such interest are allowed in any such proceeding) in respect of any payment obligations under any related note(s), agreements, security documents and/or other undertakings, or in connection with any refinancing of all or any portion thereof.

5.           Prepayment.

(a)           Voluntary Prepayments:  The Borrower may make pre-payments of the outstanding principal and accrued and unpaid interest due from the Borrower to the Lender under this Note solely in cash by wire transfer of immediately available funds, without premium or penalty, in full or in part, at any time, each of which shall be deemed first a payment of accrued and unpaid interest under this Note and second a payment of outstanding principal under this Note. Upon any such prepayment the Borrower and the Lender shall prepare a revised version of the payment schedule attached hereto as Schedule A stating the revised payment amounts under this Note, giving effect to such prepayment, which shall be attached to this Note and supersede and replace the Schedule A to this Note theretofore in effect.

(b)           Mandatory Prepayments:  All amounts then outstanding hereunder shall be due and payable within five Business Days following the closing of any acquisition by an unaffiliated third party in an all cash acquisition of all of the issued and outstanding shares of capital stock of Parent (the “Cash Acquisition Prepayment”).  In addition, at any time when Lender holds (directly and/or indirectly, of record and beneficially) less than 50% of Parent’s issued and outstanding voting shares of capital stock (determined on a fully diluted basis), if a transaction (or series of related transactions) (the “Change of Control Transaction”) occurs that (i) results in an unaffiliated third party acquiring a majority of Parent’s then issued and outstanding voting shares of capital stock (determined on a fully diluted basis) and (ii) includes any cash consideration to the holders of Parent’s voting shares of capital stock, then the outstanding principal and accrued and unpaid interest due from the Borrower to the Lender at the time of the closing of such Change of Control Transaction under this Note shall become due and payable within five Business Days following the closing of such Change of Control Transaction in an amount (the “Change of Control Prepayment”) equal to the result determined by multiplying (x) the aggregate amount of outstanding principal and accrued and unpaid interest under this Note as of the closing date of the Change of Control Transaction by (y) the percentage determined by dividing (A) the total cash portion of the consideration received by all holders of Parent’s voting shares of capital stock in the Change of Control Transaction by (B) the total consideration received by such holders in the Change of Control Transaction; provided that in no event shall the Change of Control Prepayment exceed the aggregate outstanding amount of principal and accrued and unpaid interest under this Note at such time of determination.  Any Cash Acquisition Prepayment or Change of Control Prepayment shall be payable in cash by wire transfer of immediately available funds, without premium or penalty, in full or in part, at any time, each of which shall be deemed first a payment of accrued and unpaid interest under this Note and second a payment of outstanding principal under this Note. Upon the making of any Change of Control Prepayment that does not satisfy all amounts outstanding under this Note, the Borrower and the Lender shall prepare a revised version of the payment schedule attached hereto as Schedule A stating the revised payment amounts under this Note, giving effect to such Change of Control Prepayment, which shall be attached to this Note and supersede and replace the Schedule A to this Note theretofore in effect.

6.           Events of Default; Acceleration.  Any of the following, without duplication, will constitute an "Event of Default" under this Note: (a) the Borrower’s failure to pay any portion of the outstanding principal and/or accrued and unpaid interest under this Note within ten (10) days after the same becomes due and payable; (b) the Borrower’s material breach of any material  provision of this Note, which breach is not remedied within twenty (20) Business Days after written notice thereof by the Lender to the Borrower; (c) a custodian, trustee, receiver, agent or similar official being appointed for the Borrower or any material part of its properties; (d) the Borrower admits in writing its inability to pay its debts as they become due and/or commences a case under the U.S. Bankruptcy Code, an assignment for the benefit of creditors proceeding or a proceeding under any other state or federal insolvency law (collectively, “Insolvency Laws”); (e) a case or proceeding is commenced against the Borrower under any Insolvency Law and such case or proceeding is not stayed or dismissed within 90 days after being commenced; or (f) the Borrower is dissolved (other than pursuant to a consolidation, amalgamation or merger).  Upon the occurrence and during the continuation of any Event of Default, but subject to the terms and provisions of all Subordination Agreements then in effect, all outstanding principal, accrued and unpaid interest and any other amounts due from the Borrower to the Lender hereunder will, at the option of the Lender, be immediately due and payable in cash on demand, provided, however, that if any bankruptcy proceeding is instituted by the Borrower or is instituted by any creditor of the Borrower (other than a Lender), this Note will automatically become immediately due and payable in cash without demand.  The Borrower will pay or reimburse the Lender for all out-of-pocket fees, costs and expenses incurred by Lender (including court costs and reasonable attorneys’ fees) in connection with any Event of Default and any enforcement or collection proceedings resulting therefrom, which shall be considered additional amounts due under this Note.

7.           Savings Clause.  The Lender and the Borrower intend to comply at all times with applicable usury and other laws limiting the amount of interest that may be charged or collected upon borrowed money. If, at any time, any such laws would be violated by any amounts called for under this Note, it is the Borrower’s and the Lender’s express intention that the Borrower not be required to pay any interest on this Note at a rate in excess of the maximum lawful rate then allowed.  The provisions of this Section 7 shall supersede and control over all other provisions of this Note which may be in apparent conflict hereunder.  In calculating whether any interest exceeds the lawful maximum, all such interest shall be amortized, prorated, allocated and spread over the full amount and term of all principal indebtedness of the Borrower to the Lender and, if through any contingency or event, the Lender receives or is deemed to receive interest in excess of the lawful maximum, any such excess shall be deemed to have been applied toward payment of the principal of any and all then outstanding indebtedness of the Borrower to the Lender, or if there is no such indebtedness, shall immediately be returned to the Borrower and the provisions hereof shall be immediately reformed, and the amounts thereafter collectible under this Note shall be reduced, without the necessity of the execution of any further documents, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for under this Note.  Any such crediting or refund shall not cure or waive any default by the Borrower under this Note.  The Borrower agrees that in determining whether or not any interest payable under this Note exceeds the highest rate not prohibited by law, any non-principal payment (except payments specifically stated in this Note to be "interest") shall, to the maximum extent not prohibited by law, be an expense, fee or indemnification amount rather than interest.  The term "applicable law" and similar phrases used in this Section 7 shall mean the laws of the state of New York, as such laws now exist or may be changed or amended or come into effect in the future.

8.           Conflict; Disputes.  In the event of any conflict between the terms of this Note and the Stock Purchase Agreement, this Note shall control and govern.  In the event the parties disagree upon any revision to Schedule A provided for hereunder or any other matter with respect to the terms herein (including, without limitation, the occurrence and/or continuation of any default or Event of Default), such dispute shall be resolved in accordance with the provisions of Section 9.3 of the Stock Purchase Agreement.

9.           Waiver of Formalities.  In connection with any demand for payment hereunder, the Borrower expressly waives presentment, protest, demand for payment, notice of dishonor or any other formalities of any kind.

10.         Notices.  All notices, consents, waivers, agreements and other communications provided for in this Note shall be provided or made in writing and shall be transmitted by personal delivery, by nationally recognized overnight courier service, by registered or certified mail, return receipt requested, postage prepaid, or by telecopy or other similar electronic mail transmission (with such telecopy or other electronic mail transmission promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 10, and shall be addressed as follows:

(a) If to Borrower:	Ambrent Investments S.à r.l.
c/o Sucampo Pharmaceuticals, Inc.
4520 East West Highway, Third Floor
Bethesda, MD 20814
Attention: Thomas J. Knapp, General Counsel
Tel: (240) 223-3627
Fax: (240) 209-0727

with a copy to:	Manatt, Phelps & Phillips, LLP
11355 W. Olympic Boulevard
Los Angeles, CA  90064
Attention: Gordon M. Bava, Esq.
David M. Grinberg, Esq.
Tel: (310) 312-4000
Fax: (310) 312-4224

(b) If to the Lender:	Ryuji Ueno Revocable Trust Under Trust
Agreement dated December 20, 2002
24687 Yacht Club Road
St. Michaels, MD 20854

with a copy to:	Dorsey & Whiteny LLP
Suite 1500, 50 South Sixth Street
Minneapolis, MN 55402-1498
Attention: William Berens, Esq.
Tel: (612) 340-2621
Fax: (612) 340-8827

A party may designate a new address to which communications shall thereafter be transmitted by providing written notice to that effect to the other party.  Each communication transmitted in the manner described in this Section 10 shall be deemed to have been provided, received and become effective for all purposes at the time it shall have been: (a) delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit or receipt of the messenger (if transmitted by personal delivery or courier service); (b) presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason; or (c) sent, with respect to notices sent by telecopy or other electronic mail transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

11.         Counterparts.  This Note may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument, respectively.  This Note shall become effective and be deemed to have been executed and delivered by both parties at such time as counterparts hereto shall have been executed and delivered by both parties, regardless of whether both parties have executed the same counterpart.  Counterparts may be delivered via facsimile or other electronic transmission and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.         Waivers.  No purported waiver of any provision of this Note shall be binding upon any of the parties to this Note unless upon the party providing such waiver has duly executed and delivered to the other party a written instrument which states that it constitutes a waiver of one or more provisions of this Note and specifies the provision(s) that are being waived. Any such waiver shall be effective only to the extent specifically set forth in such written instrument.  Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter.  No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

13.          Amendments.  No purported amendment to any provision of this Note shall be binding upon the parties to this Note unless the Borrower and the Lender have each duly executed and delivered to the other party a written instrument which states that it constitutes an amendment to this Note and specifies the provision(s) that are being amended.

14.         Entire Agreement.  This Note, together with the Stock Purchase Agreement, and any other documents expressly referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the parties with respect to the subject matter hereof, including any letter of intent or memorandum of terms entered into by the parties.

15.         Severability.  If any provision of this Note shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision; or (b) if such provision cannot be so reformed, such provision shall be severed from this Note and an equitable adjustment shall be made to this Note (including addition of necessary further provisions to this Note) so as to give effect to the intent as so expressed and the benefits so provided.  Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances.  Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Note.

16.         Governing Law.  The interpretation and construction of this Note, and all matters relating hereto, will be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York without giving effect to any conflict of law provisions thereof.

17.         Assignment.  This Agreement and all of the provisions hereof shall be binding upon, be enforceable by and inure to the benefit of the parties and their respective successors and permitted assigns.  The Borrower may not assign any of its rights or obligations under this Note without the prior written consent of the Lender.  The Lender may assign its rights and obligations to any Affiliate of the Lender, without the consent of Borrower, upon prior written notice to the Borrower.  The Lender may not, without the consent of Borrower (other than following the occurrence and during the continuation of an Event of Default), assign all or any portion of its rights under this Note to any other Person, and this Note and the Lender’s rights hereunder shall only be assignable in whole (and not in part). Upon the Lender giving notice to the Borrower of such assignment specifying the Person to which such interest is being assigned and, if  required above, Borrower granting its written consent to such assignment, each reference herein to the Lender will constitute a reference to such assignee (as if such assignee were named herein) rather than the Lender.

18.         Remedies.  Each of the parties shall have and retain all rights and remedies, at law or in equity, including rights to obtain a money judgment, arising out of or relating to a breach or threatened breach of this Note.  The prevailing party in any proceeding to enforce any provision of this Note shall be entitled to recover from the losing party all reasonable attorneys’ fees and expenses.

19.         Third Party Beneficiaries.  No Person other than the Lender and the Borrower is or is intended to be a beneficiary of this Note, except successors and assigns of the parties, as permitted as provided in Section 19.

20.         Further Assurances.  At any time and from time to time after the date hereof, each of the parties, at its own cost and expense, in good faith and in a timely manner, shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate actions, do or cause to be done all things necessary, proper or advisable, and execute, deliver and acknowledge such documents and other papers as may be required to carry out the provisions of this Note and to give effect to the consummation of the transactions contemplated by this Note.

21.         Interpretation.  The language used in this Note shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against either party.  Unless otherwise expressly specified in this Note:

(a)           the words “hereof”, “hereby” and “hereunder,” and correlative words, refer to this Note as a whole and not any particular provision;

(b)           the words “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”;

(c)           the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(d)           references in this Note to a “party” means the Borrower or the Lender to the "parties" means the Borrower and the Lender;

(e)           words using the singular or plural number shall also include the plural or singular number, respectively;

(f)            the section headings contained in this Note are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Note;

(g)           the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word;

(h)           references to a Person shall include the successors and assigns thereof; and

(i)            references made in this Note to Section or Schedule mean a Section of, or a Schedule to, this Note.

[remainder of page intentionally left blank; signature page(s) follow]

IN WITNESS WHEREOF, the undersigned parties have caused this Note to be duly executed as of the date written above.

THE BORROWER:

AMBRENT INVESTMENTS S.À R.L.

By:	/s/ James J. Egan
Name: James J. Egan
Title: Authorized Person

AGREED AND ACCEPTED:

THE LENDER:

RYUJI UENO REVOCABLE TRUST UNDER TRUST AGREEMENT DATED DECEMBER 20, 2002

By:	/s/ Ryuji Ueno
Name: Ryuji Ueno
Title: Trustee

Schedule A

Amortization Schedule

•      For the first two years, principal only payments of $3,750,000 with interest to be “paid-in-kind” (i.e. added to outstanding principal amount (the “Additional Principal”))
•      Remaining principal (plus Additional Principal) amortized over remaining five years with interest on unpaid amount payable currently

Payment Number	Balance	Date Due	Payment	Principal Due	Interest Due[1]	New Balance
1	$25,941,051	12/01/11	$3,750,000	$3,750,000	$1,085,209[2]	$23,276,260
2	$23,276,260	12/01/12	$3,750,000	$3,750,000	$1,037,446[3]	$20,563,706
2	$20,563,706	6/01/13	$2,316,747	$1,858,474	$458,272	$18,705,232
4	$18,705,232	12/01/13	$2,316,747	$1,899,891	$416,855	$16,805,340
5	$16,805,340	6/01/14	$2,316,747	$1,942,231	$374,515	$14,863,109
6	$14,863,109	12/01/14	$2,316,747	$1,985,515	$331,232	$12,877,594
7	$12,877,594	6/01/15	$2,316,747	$2,029,763	$286,984	$10,847,831
8	$10,847,831	12/01/15	$2,316,747	$2,074,997	$241,749	$8,772,834
9	$8,772,834	6/01/16	$2,316,747	$2,121,240	$195,507	$6,651,594
10	$6,651,594	12/01/16	$2,316,747	$2,168,513	$148,234	$4,483,081
11	$4,483,081	6/01/17	$2,316,747	$2,216,839	$99,908	$2,266,242
12	$2,266,242	12/01/17	$2,316,747	$2,266,242	$50,504	$0

1 Libor rate equal to 0.4571%.
2 Interest payable of $1,085,209 will be added to principal amount
3 Interest payable of $1,037,446 will be added to principal amount